Exhibit 10.1

H.B. FULLER COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1998 REVISION

Fifth Declaration of Amendment

Pursuant to Section 7.10 of the H.B. Fuller Company Supplemental Executive Retirement Plan—1998 Revision, the Company hereby amends the Plan as follows:

1.	Section 1.1 is amended in its entirety, to read as follows:

“1.1 Name. The name of this Plan is the ‘H.B. Fuller Company Supplemental Executive Retirement Plan.’ The terms and conditions of the Plan as set forth in the H.B. Fuller Company Supplemental Executive Retirement Plan—1998 Revision, as amended through this Fifth Declaration of Amendment, and as further amended by amendments subsequent to the Sixth Declaration of Amendment (creating the ‘H.B. Fuller Company Supplemental Executive Retirement Plan—II’), shall only apply to Participants who Separated from Service (within the meaning of Section 9.2.C) on or before December 31, 2007 or are identified in Appendix A.”

2.	A new Section 2.3 is added at the end of Article 2, to read as follows:

“2.3 No New Participants; Cessation of Participation. Notwithstanding the foregoing, no one shall enter or reenter the Plan as a Participant after December 31, 2007. A Participant who is employed by an Affiliated Organization on January 1, 2008 and not identified in Appendix A shall cease to be a Participant in the Plan effective as of December 31, 2007. Benefits that become payable to a Participant who is employed by an Affiliated Organization on January 1, 2008, who is not identified in Appendix A, and who does not make an effective Transition Election pursuant to Section 2.4 shall be paid in accordance with the provisions of the H.B. Fuller Company Supplemental Executive Retirement Plan II.”

3.	A new Section 2.4 is added at the end of Article 2, to read as follows:

“2.4	Transition Election.

A. A Participant who has not Separated from Service and is not identified in Appendix A may make the election described in this Section 2.4 (a “Transition Election”). If a Participant makes an effective Transition Election, an amount equal to the “DC SERP Transfer Amount” shall be credited to the Participant’s Account in the H.B. Fuller Company Defined Contribution Restoration Plan and paid in accordance with the provisions of that plan.

B. For the purposes of this Section 2.4:

(1) A Participant’s “DC SERP Transfer Amount” is the sum of:

(a) the Participant’s Earned Benefit as of December 31, 2006, increased daily for the period commencing on January 1, 2007 and ending on December 31, 2007 by a factor that would result in an annual rate of return equal to the annual prime rate for corporate borrowers quoted each day by the Wall Street Journal; plus

(b) seven percent (7%) of the Participant’s DC SERP Compensation for the calendar year ending December 31, 2007.

(2) A Participant’s “Earned Benefit as of December 31, 2006” is the actuarially equivalent present value of the Participant’s Accrued Benefit, modified as follows:

(a) The Accrued Benefit will be determined on a single-life basis.

(b) The Accrued Benefit will be based on the Participant’s full years of Credited Service and Final Average Compensation determined as of December 31, 2006, without regard to any periods of subsequent service or earnings.

(c) The Participant’s Social Security Benefit will be determined assuming no earnings beyond December 31, 2006, and all other relevant factors used to compute benefits will be treated as remaining constant as of December 31, 2006 for all subsequent years. Past earnings for Social Security Benefits will be estimated by projecting earnings back to age 22, assuming five percent (5%) annual historical increases in pay.

(d) The Accrued Benefit will have the same Early Retirement Reduction Factor applied to the Basic Benefit, after the Service Reduction, as the Early Retirement Reduction Factor that is applied to the benefit offset from the H.B. Fuller Company Retirement Plan, based on the Participant’s Credited Service determined as of December 31, 2006 without regard to any periods of subsequent service.

(e) Actuarial equivalency will be determined on a single life basis, using the following actuarial assumptions:

(a) Mortality Table - 1994 Unisex Group Annuity Reserving

(b) Interest Rate - 7.0%

The age and service required for an entitlement to benefits under Section 2.2 will be disregarded in determining a Participant’s Earned Benefit for the purposes of this Section 2.4.

(3) A Participant’s “DC SERP Compensation” is the amount of a Participant’s “SERP Compensation,” as that term is defined in the H.B. Fuller Company Defined Contribution Restoration Plan.

C. A Transition Election must be made during a period specified by the Chief Executive Officer of the Company that ends on or before December 31, 2007. A Transition Election shall become irrevocable on the last day of such period; provided, that a Participant’s Transition Election shall be void, and of no force or effect, if the Participant Separates from Service prior to January 1, 2009. A Participant who makes an effective Transition Election shall not be entitled to receive any benefits under this Plan or under the H.B. Fuller Company Supplemental Executive Retirement Plan II. A Participant who makes a Transition Election and then Separates from Service prior to January 1, 2009 shall not be entitled to receive any benefits under this Plan, but shall receive the benefits, if any, that are payable to such Participant under the H.B. Fuller Company Supplemental Executive Retirement Plan II.”

D. Notwithstanding anything herein to the contrary, the Administrator’s determination of a Participant’s DC SERP Transfer Amount shall be conclusive and binding on the Participant unless it is challenged by the Participant within one year after the Participant is notified of his or her DC SERP Transfer Amount.

4.	Section 3.6.D of the Plan is amended in its entirety, to read as follows:

“D. Notwithstanding the foregoing, if a ‘Pre-2003 Participant’ dies after attaining age 55 and completing at least 10 years of Credited Service, but prior to his or her Separation from Service, there shall be paid to such Participant’s designated beneficiary the sum of $50,000 per year for 10 years. Such benefit shall be paid in equal monthly installments, commencing on the first day of the seventh month following the date of the Participant’s death. This benefit shall be paid in lieu of, and not in addition to, the benefit described in Subsection A. For the purposes of this Subsection D and Subsection E below, a ‘Pre-2003 Participant’ is an Eligible Employee who first became a Participant in the Plan before January 1, 2003, and who was an Eligible Employee and a Participant in the Plan throughout the period commencing on January 1, 2003 and ending on the date of his or her death.”

5.	Section 3.9 of the Plan is amended in its entirety, to read as follows:

“3.9 Termination of Benefits for Breach of Contract. Notwithstanding the provisions of this article, a Participant’s or beneficiary’s right to further benefits shall terminate upon, and no benefit shall be paid with respect to a Participant following, a determination by the Company that the Participant with respect to whom such benefit would otherwise be payable has committed a material breach of any non-competition or confidentiality agreement between such Participant and an Affiliated Organization.”

6.	Section 7.9 of the Plan is amended in its entirety, to read as follows:

“7.9 Rights and Benefits Not Assignable. The rights and benefits of a Participant and any other person or persons to whom payments may be made pursuant to this Plan are personal, and shall not be subject to any voluntary or involuntary anticipation, alienation, sale, assignment, pledge, transfer, encumbrance, attachment, garnishment by creditors of the Participant or such person or other disposition; provided, that:

A. payments made to the representative of a person’s estate may be assigned to the persons entitled to such estate; and

B. payments due a Participant may be made to an individual other than the Participant to the extent required by a domestic relations order.

The term ‘domestic relations order’ has the meaning assigned to it by section 1.409A-3(j)(4)(ii) of the Treasury Regulations.”

7.	A new Article 9 is added to the Plan, to read as follows:

ARTICLE 9

Special Provisions for Non-Grandfathered Benefits

“9.1 Special Provisions. Notwithstanding anything in this Plan to the contrary, the following provisions shall apply to a Participant’s Non-Grandfathered Benefit:

A. For the purpose of determining when a Participant’s Non-Grandfathered Benefit becomes payable, a Participant’s employment shall be deemed to have terminated only when the Participant has had a Separation from Service.

B. If a Participant is a Specified Employee on the date of his or her Separation from Service, Payment of the Participant’s Non-Grandfathered Benefit shall not commence until the date that is six months after the date the Participant Separates from Service. Any amounts that would otherwise have been paid to the Participant during the first six months following his or her Separation from Service shall be accumulated and, together with interest thereon, shall be paid to the Participant in a single sum on the date the Participant’s benefit payments commence. Interest shall be calculated at the rate being used for the purpose of calculating different forms of annuities under the H.B. Fuller Company Retirement Plan on the date of the Participant’s Separation from Service.

C. The provisions of Section 3.3.A shall only apply to the extent permitted by Section 409A of the Internal Revenue Code. If the amount of any reduction to a Participant’s benefit under Section 3.3.A cannot be determined at the time the Participant’s benefit is scheduled to commence, the Administrator shall calculate the Participant’s benefit based on a reasonable estimate of the amount of such reduction, and such estimate shall be conclusive and binding on the Affiliated Organizations and the Participant for the purposes of this Plan.

D. The last two sentences of Section 3.9 shall not apply to a Participant’s Non-Grandfathered Benefit.

E. The provisions of Article 4; the references to Administrator discretion in Section 3.3.A and 3.5.B; and the second sentence of Section 6.2 shall not apply to a Participant’s Non-Grandfathered Benefit.

F. The provisions of Section 7.4, regarding reemployment, shall not apply to a Non-Grandfathered Benefit, and a Non-Grandfathered Benefit shall continue to paid upon a Participant’s reemployment with an Affiliated Organization.

“9.2 Definitions. For the purposes of this article:

A. A Participant’s ‘Grandfathered Benefit’ is the actuarially equivalent present value, as of December 31, 2004, of the monthly amount to which the Participant would have been entitled under the Plan if the Participant had voluntarily terminated services without cause on December 31, 2004, received a payment of the benefits available from the Plan commencing on the earliest possible date allowed under the Plan, and received the benefits in the form with the maximum value. A Participant’s Grandfathered Benefit may increase in calendar years after 2004 to an amount that is equal to the present value of the benefit the Participant actually becomes entitled to receive, determined under the terms of the Plan (including applicable limits under the Internal Revenue Code) as in effect on October 3, 2004, without regard to any further services rendered by the Participant after December 31, 2004, and without regard to any other events that affect the amount of, or the Participant’s entitlement to, benefits (other than the Participant’s election with respect to the time or form of an available benefit). A Participant does not have a Grandfathered Benefit unless the Participant completed at least ten years of Credited Service, and attained age 55, on or before December 31, 2004.

B. A Participant’s ‘Non-Grandfathered Benefit’ is an amount equal to the difference, if any, between the actuarially equivalent present value of a Participant’s total monthly benefit and the Participant’s Grandfathered Benefit.

C. A ‘Separation from Service’ is a severance of a Participant’s employment relationship with the all Affiliated Organizations for any reason other than the Participant’s death.

(1) A transfer from employment with one Affiliated Organization to employment with another Affiliated Organization, or vice versa, shall not constitute a Separation from Service.

(2) Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Affiliated Organization and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the Participant has been providing services to the employer for fewer than thirty-six (36) months).

(3) Separation from Service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with an Affiliated Organization under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for the Affiliated Organization. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Participant to be unable to perform the duties of his or her position of employment.

(4) Where as part of a sale or other disposition of assets by an Affiliated Organization to an employer that is not an Affiliated Organization, a Participant providing services to the Affiliated Organization immediately before the transaction and to the buyer immediately after the transaction (“Affected Participant”) would otherwise experience a Separation from Service from the Affiliated Organization as a result of the transaction, the Affiliated Organization and the buyer shall have the discretion to specify that the Affected Participant has not experienced a Separation from Service if (a) the transaction results from bona fide, arm’s length negotiations, (b) all Affected Participants are treated consistently, and (c) such treatment is specified in writing no later than the closing date of the transaction.

D. A ‘Specified Employee’ is an individual who is a ‘key employee’ (as defined in section 416(i)(1)(A)(i), (ii) or (iii) of the Internal Revenue Code, without regard to paragraph (5) thereof) of the Affiliated Organization by which the individual is employed, or of any other Affiliated Organization that is under common control (within the meaning of section 414(b) or (c) of the Internal Revenue Code) with such Affiliated Organization. Specified Employees shall be identified in accordance with the requirements of section 409A of the Internal Revenue Code and the regulations thereunder, and the Company retains the discretion to identify Specified Employees in accordance with any of the alternatives permitted by section 409A of the Internal Revenue Code or such regulations by taking all necessary corporate action to make such alternative binding for purposes of all affected deferred compensation plans in which employees of such Affiliated Organizations participate.

“9.3 Internal Revenue Code Section 409A. The provisions of this Article 9 are intended to satisfy the requirements for nonqualified deferred compensation plans set forth in section 409A of the Internal Revenue Code with respect to Non-Grandfathered Benefits, and they shall be interpreted, administered and construed consistent with said intent. If any provision of this Plan is or becomes or is deemed to be inconsistent with such requirements, such provision shall be construed or deemed amended to conform to such requirements with respect to Non-Grandfathered Benefits. Notwithstanding the foregoing, neither the Company, nor any Affiliated Organization, nor any of their officers, directors, agents or employees shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with section 409A or any other section of the Internal Revenue Code.”

8.	This Amendment shall be effective as of January 1, 2005.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 19th day of December, 2007.

H.B. FULLER COMPANY

/s/ Michele Volpi
President and Chief Executive Officer

ATTEST:

By	/s/ Timothy J. Keenan
As its	Corporate Secretary